EXHIBIT 10.15

CONSULTANCY AGREEMENT

Between

NUCON-RF, Inc.

and

ROSE CONSULTING AND ENGINEERING

THIS Agreement is made the 26th March 2007

BETWEEN

(1)	NUCON-RF, INC., a Company registered under the laws of the State of Nevada whose registered office is at 242 Gulf Rd., #242, Point Roberts, WA 98281 (“NUCON-RF”).

(2)	ROSE CONSULTING AND ENGINEERING residing at Vogelsbergstr. 11 63755 Alzenau, Germany. (“the Consultant”)

WHEREAS:

(A)	The Consultant has certain skills and abilities which may be useful to NUCON-RF and its wholly owned subsidiary companies (“the NUCON-RF Group”).

(B)	The Consultant is an independent contractor willing to provide services to NUCON-RF and the NUCON-RF Group as set out below.

IT IS HEREBY AGREED AS FOLLOWS:

1.	Subject Matter

1.1
The Consultant shall advise NUCON-RF as an independent consultant in connection with relevant aspects of the business of NUCON-RF upon the terms and conditions set out below and, in particular, in the following areas:

1.1.1	Promoting NUCON-RF in a professional manner in Germany

1.1.2	Identification and pursuit of commercial opportunities for NUCON-RF.
1.1.3	Assisting NUCON-RF in the development and promotion of their sales activities within the Territory.

2.	Status of the Consultant

2.1
The Consultant shall be an independent contractor and not an employee of NUCON-RF. The Consultant hereby acknowledges and agrees that he has no actual or ostensible authority or power to negotiate or enter into binding commitments or contracts of whatever nature on behalf of NUCON-RF and undertakes to NUCON-RF not to hold himself out or represent to any third party that he has any such authority or power save with the prior written consent of NUCON-RF~~.~~

2.2	During the term of this Agreement, the Consultant shall not compete, whether directly or indirectly and whether on his own account or for the account of a third person, with NUCON-RF.

2.3
The Consultant shall report monthly and substantiate the working hours to Hans J. Engelmann in connection with his work as outlined in Clause 1.1. On behalf of NUCON-RF, Mr Peter Goerke shall be responsible for approving all monthly reports.

3.	Fee

3.1
The Consultant shall provide, and NUCON-RF shall pay, services for at least 65 working days to a maximum of 90 days within a twelve month period for a total value of at least 45,630 Euros (65 day term) and to a maximum extend of 63,180 Euros (90 day term). NUCON-RF will provide permission to extend the services to 90 working days. In addition to this

NUCON-RF shall pay the Consultant a daily rate of 702 Euros on submission of appropriate invoices on the understanding that time spent has been approved in accordance with Clause 2 of this Agreement or discussed and agreed in advance with Mr Peter Goerke.

3.2	The Consultant shall be paid within 30 days period after an invoice is legitimately received. It is agreed by NUCON-RF that electronic invoicing is acceptable to accelerate payment process.

4.	Duration and Termination

4.1
This Agreement shall commence on 1st April 2007 and will be for a period of one year expiring on 31st March 2008 inclusive. The Agreement will be automatically extended on a rolling basis by subsequent periods of one (1) year unless either party terminates the Agreement no later than three (3) months prior to the expiry of any one-year period.

4.2	Without limitation NUCON-RF may by notice in writing immediately terminate this Agreement if the Consultant shall:

4.2.1
be in breach of any of the terms of this Agreement which, in the case of a breach capable of remedy, shall not have been remedied by the Consultant within 21 days of receipt by the Consultant of a notice from NUCON-RF specifying the breach and requiring its remedy;

4.2.2	be incompetent, guilty of gross misconduct and/or any serious or persistent negligence in the provision of his services hereunder
4.2.3	fail or refuse after written warning to provide the services reasonably and properly required of him hereunder

5.	Expenses

5.1	If the Consultant travels in connection with the performance of his obligations hereunder the matters referred to in Schedule 1 will be applicable.

5.2
Reimbursement of travel and business expenses under Clauses 7.1 and 7.2 shall be paid as Clause 3.2. The invoice should set out the expenses incurred together with the relevant receipts or other evidence of actual payment of such expenses as NUCON-RF may require.

5.3
Consultant shall provide all assignments and do all such further things as may be necessary to perfect NUCON-RF’s title to the intellectual property or to register NUCON-RF as owner of registerable rights at NUCON-RF expense

6.	Confidentiality

6.1
The Consultant shall keep strictly confidential and shall not divulge to a third party without the written consent of NUCON-RF or the relevant member of the NUCON-RF Group or use other than for the purposes of this Agreement, or otherwise to the detriment of NUCON-RF, any and all information relating to NUCON-RF or their respective businesses (including, in particular, information concerning their customers) or information arising from or in connection with the provision of services by the Consultant to NUCON-RF in connection with this Agreement both during the term of this Agreement and following its termination.

6.2	The above undertakings shall not apply to:
6.2.1	Information which at the time of disclosure by NUCON-RF to the Consultant is published or otherwise generally available to the public.

6.1.2	Information which after disclosure by NUCON-RF to the Consultant is published and becomes generally available to the public, otherwise than through any breach of this Agreement.

6.1.3	Information which the Consultant can show was in his possession at the time of disclosure and which was not acquired directly or indirectly from NUCON-RF~~.~~

6.1.4	Information rightfully acquired from others who did not obtain it under pledge of secrecy to NUCON-RF.

6.1.5	Information that is disclosed in accordance with a requirement of any court, governmental authority or agency having jurisdiction.

7.	Return of Documents and Property

Upon request by NUCON-RF, and in any case upon termination of this Agreement, the Consultant shall immediately return to NUCON-RF all data, documents and all other property belonging to Nucon-RF.

8.	Miscellaneous

8.1
This Agreement may be modified or amended in writing only. The same shall apply to any waiver of this requirement of form. This Agreement sets out the entire Agreement of the Parties and supersedes all prior Agreements and understandings relating to its subject matter. Any notice under this Agreement shall be given in writing addressed to the recipient at the address set out at the beginning of this Agreement or to such other address as the recipient has notified to the other Party in writing.

8.2
Should any provision of this Agreement be or become invalid, the validity of the other provisions hereof shall not be affected. The Parties hereto agree that any invalid provision shall be substituted by a valid provision which shall implement the commercial intent of this Agreement to the extent legally permissible.

8.3
If any dispute or difference arises out of or in connection with the Agreement the parties shall seek to resolve the dispute or difference amicably by using an alternative dispute resolution procedure acceptable to both of the parties before pursuing any other remedies available to them

8.4
If either party fails or refuses to agree to or participate in the alternative dispute procedure or if in any event the dispute or difference is not resolved to the satisfaction of both parties within a ninety days period after it has arisen the dispute or difference shall be referred to Arbitration of the International Chamber of Commerce to be settled by one or more arbitrators appointed in accordance with the rules. The place of arbitration shall be Berlin.

8.5	This Agreement is governed by the laws of Germany and the Parties agree to submit to the exclusive jurisdiction of the German Courts.

NUCON-RF, INC.	ROSE CONSULTING AND ENGINEERING

/s/ Peter Goerke	/s/ Klaus Rose
Mr Peter Goerke	Mr Klaus Rose

Attachment
SCHEDULE 1

Travel Expenses

1.	Travel by Car

Subject to Clauses 7.1, 7.4 and 7.5, if the Consultant uses his own car in connection with the performance of his obligations hereunder he will be permitted to claim from NUCON-RF the flat rate of 45 Eurocent per kilometre travelled.

2.	Travel by Air

Subject to Clauses 7.1, 7.4 and 7.5, if the Consultant travels by air in connection with the performance of his obligations hereunder he will be permitted to claim from NUCON-RF the purchase price of an economy ticket unless agreed otherwise in writing by NUCON-RF prior to travel. The Consultant provides an undertaking to obtain the most economic fare compatible with the business needs. It is agreed to fly in Business Class for all flights scheduled for a duration of six (6) hours or longer.

3.	Travel by Train

Subject to Clauses 7.1, 7.4 and 7.5, if the Consultant travels by train in connection with the performance of his obligations hereunder he will be permitted to claim from NUCON-RF the purchase price of a first class or equivalent ticket for journeys in excess of one (1) hour.

4.	Travel by Taxi - Local Fares

Subject to Clauses 7.1, 7.4 and 7.5, taxi fares paid by the Consultant which are reasonably incurred in the performance of the Consultant’s obligations under this Agreement shall be reimbursed by NUCON-RF in accordance with Clause 7.3.

5.	Accommodation

Subject to Clauses 7.1, 7.4 and 7.5, all hotel bills paid by the Consultant which are reasonably incurred in the performance of the Consultant’s obligations under this Agreement shall be reimbursed by NUCON-RF in accordance with Clause 7.3.